                                                      Rules 424(b)(3) and 424(c)
                                                      Registration No. 333-10383

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED OCTOBER 3, 1996

                                     [LOGO]

    U.S. Office Products Company (the "Company") has prepared this Prospectus Supplement to identify certain additional persons (the "New Selling Securityholders") using the Company's Prospectus, dated October 3, 1996, covering the Company's 5 1/2% Convertible Subordinated Notes due 2003 (the "Notes") in the aggregate principal amount of $86.25 million, for resale of their Notes.

    The following table sets forth the principal amount of Notes beneficially owned by each New Selling Securityholder, the principal amount of Notes offered pursuant to the Prospectus (the "Offered Notes"), the percent of outstanding Notes that each New Selling Securityholder will have after consummation of the offering, and the number of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), that may be offered when and if the Notes are converted into Common Stock (the "Conversion Shares"). None of the New Selling Securityholders has, or within the past three years, has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the New Selling Securityholders may offer all or some portion of the Offered Notes or the Conversion Shares pursuant to the Prospectus, no estimate can be given as to the amount of Offered Notes or the Conversion Shares that will be held by the New Selling Securityholders upon termination of any such sales. The table has been prepared based upon information furnished to the Company by the New Selling Securityholders.

                                                                 PRINCIPAL                     PERCENT OF       NUMBER OF
                                                                 AMOUNT OF                     OUTSTANDING     CONVERSION
                                                                   NOTES       PRINCIPAL       NOTES AFTER     SHARES THAT
                                                                BENEFICIALLY   AMOUNT OF      CONSUMMATION       MAY BE
NAME(1)                                                            OWNED     OFFERED NOTES     OF OFFERING       SOLD(2)
--------------------------------------------------------------  -----------  -------------  -----------------  -----------
JP Morgan Investment Management Inc...........................  $ 5,000,000   $ 5,000,000          --             158,227
Putnam Convertible Income Growth Fund.........................    3,750,000     3,750,000          --             118,670
TCW Convertible Value Fund (3)................................    2,525,000       490,000          --              15,506
TQA Leverage Fund LP..........................................    1,550,000     1,550,000          --              49,050
TQA Vantage Plus Fund Ltd.....................................    1,500,000     1,500,000          --              47,468
TQA Vantage Fund, Ltd.........................................    1,140,000     1,140,000          --              36,075
Putnam High Income Convertible and Bond Fund..................      550,000       550,000          --              17,405
Vanguard Convertible Securities Fund, Inc.....................      500,000       500,000          --              15,822
Putnam Convertible Opportunities and Income Trust.............      475,000       475,000          --              15,031
TQA Arbitrage Fund LP.........................................      423,000       423,000          --              13,386
LDG Limited Fund..............................................      387,000       387,000          --              12,246
Hughes Aircraft Company Master Retirement Trust (3)...........      230,000       230,000          --               7,278
Boston College Endowment......................................      210,000       210,000          --               6,645
Putnam Balanced Retirement Fund...............................      200,000       200,000          --               6,329
The Equitable Life Assurance Separate Account Convertibles....      110,000       110,000          --               3,481
Museum of Fine Art, Boston....................................       90,000        90,000          --               2,848
Natwest Markets...............................................       54,000        54,000          --               1,708
Memphis Light, Gas & Water Retirement Fund....................       50,000        50,000          --               1,582
Hudson River Trust Growth Investors...........................       35,000        35,000          --               1,107
The Columbia/HCA Money Purchase Plan..........................       30,000        30,000          --                 949
The Hotel Union and Industry of Hawaii........................       10,000        10,000          --                 316
The HCA Foundation............................................       10,000        10,000          --                 316
The Hotel Union--ILWU Pension.................................        5,000         5,000          --                 158
Other Beneficial Holders not listed herein....................  150,970,000    14,823,000          --             469,082
    Total.....................................................  $230,000,000  $86,250,000           100.0%      2,729,430

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(1) The information contained herein is as of December 19, 1997, and will be updated as required.
(2) Assumes conversion of the full amount of Offered Notes held by such holder at the initial rate of $31.60 in principal amount (as adjusted for a three-for-two stock split in the form of a stock dividend on November 6,
    1997) of Offered Notes per share of Common Stock. Under the terms of the indenture for the Notes, fractional shares will not be issued upon conversion of the Offered Notes; cash will be pain in lieu of any fractional shares.
(3) Previously listed in the October 3, 1996 Prospectus as beneficially owning $2,755,000 principal amount of Notes. This supplement reflects the transfer of $230,000 principal amount of Notes to Hughes Aircraft Company Master Retirement Trust.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 22, 1997